UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 14, 2005

MONACO COACH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-14725	35-1880244
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

91320 Industrial Way

Coburg, Oregon 97408

 (Address of principal executive offices, including zip code)

(541) 686-8011

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05:  Costs Associated with Exit or Disposal Activities.

On April 14, 2005, the Board of Directors of Monaco Coach Corporation approved the relocation of the Company’s Bend, Oregon production operations to the Coburg, Oregon facility.  Motorhome production at the Bend facility will cease on approximately June 15, 2005.  The Bend facility, due to its age and configuration, has consistently been the Company’s least efficient motorhome operation.  A significant capital investment in redesign and renovation of this leased facility would have been required to meet production requirements.

The Company anticipates recording one-time pre-tax charges in the second quarter of 2005, totaling approximately $3.0 million to $3.5 million for expenses associated with the closure of the Bend manufacturing plant.  One-time personnel related costs, including severance benefits, transfer bonuses, and relocation assistance costs are expected to be approximately $1.20 million to $1.45 million.  One-time charges associated with the physical relocation of inventory and equipment as well as estimated net costs of the operating lease are expected to be approximately $1.80 million to $2.05 million.

All costs associated with the closure of the Bend facility will be cash expenditures, most of which will be made in the second or third quarter of 2005.

Item 8.01:  Other Events.

On April 15, 2005, the Company issued the following press release:

Monaco Coach Corporation Announces Relocation of its Beaver Brand Recreational Vehicle Production from Bend to Coburg, Oregon

Monaco’s Beaver Manufacturing Facility in Bend, Oregon will be Permanently Closed

Coburg, Oregon – April 15, 2005 – Monaco Coach Corporation (NYSE: MNC) announced today that it will move the production of all Beaver Class A motorhomes to its Coburg, Oregon, campus and permanently cease operations at its Bend, Oregon motorhome manufacturing facility.  The Bend plant shutdown is presently scheduled for approximately June 15, 2005.

The Bend facility, due to its age and configuration, has consistently been the Company’s least efficient motorhome operation.  A significant capital investment in redesign and renovation would have been required to meet production requirements.  The transfer of Beaver production will result in the creation of a significant number of production positions in the Coburg facilities. Bend employees will be eligible to apply for the vast majority of these new positions and will be encouraged to do so.  All employees who move will be entitled to relocation assistance.

The Company has created an employee transition task force to help the affected Bend employees seek and obtain new employment following the shutdown.  All of the affected employees will be eligible for severance benefits and many employees will be eligible to receive relocation packages.  Monaco Coach Corporation will continue to operate its Electronic Design and

Assembly division (ED & A), which is also located in Bend.  Both the Beaver motorhome manufacturing facility and the ED & A operation were acquired when Monaco Coach purchased SMC Corporation in 2001.

“We deeply regret the impact that shutting down the Beaver manufacturing plant will have on our loyal and highly dedicated Bend employees and their families, and on the Bend community,” said Kay Toolson, Chairman and Chief Executive Officer of Monaco Coach Corporation.  “We studied every option available to us to make the Bend manufacturing plant efficient and more profitable over the long-term before making this difficult decision. Unfortunately, we determined that it is not economically feasible for the Company to commit to the investment that would be required to continue our motorhome manufacturing operations in Bend.”

“Bend is the only manufacturing facility we do not own, and it would have required a disproportionate investment of time and money to completely reconfigure the design and layout of the plant in order to produce the efficiencies that would result in competitive operations at that facility,” said John Nepute, President of Monaco Coach Corporation.  “In spite of this closure, we remain committed to Bend and to our 150 employees at the ED & A plant in Bend.  That operation provides a key and very successful support operation for all of our manufacturing activities in Oregon and Indiana.  We look to continue to grow that division of our Company.”

Monaco evaluated relocating production of the Beaver motorhome line to either its Coburg, Oregon or Wakarusa, Indiana location.  “Both states provided compelling relocation proposals. State income tax rules were a significant factor in our decision.  Changes to Oregon’s income apportionment rules in 2003 and the current progress of House Bill 2542, which will reconnect Oregon income tax rules with those at the federal level, demonstrate that Oregon is committed to the creation of a favorable business environment for manufacturers,” said Nepute.

“We believe very strongly in the legacy of the Beaver brand name and the strength of the Beaver motorhome business.  We will continue to design, manufacture and support Beaver motorhomes at our Coburg manufacturing facilities,” said Mike Snell, Vice President of Sales and Marketing.  “Monaco Coach Corporation is fully dedicated to preserving the uniqueness and quality of the Beaver product line and the resulting loyalty that Beaver owners have for these exceptional recreational vehicles.”

“This shift in production will significantly increase the utilization of our current manufacturing footprint.  The anticipated savings on a go-forward basis are considerable.  We expect the change will add approximately 8 to 10 cents per share to our earnings next fiscal year,” stated Marty Daley, Chief Financial Officer.

Daley continued, “We anticipate recording one-time pre-tax charges in the second quarter of 2005, totaling approximately $3 million to $3.5 million for severance and related expenses associated with the closure of the Bend manufacturing plant.  Efficiencies gained in the second half of the year will be approximately $2 million to $2.5 million on a pre-tax basis.”

Headquartered in Coburg, Oregon, with additional manufacturing facilities in Central Oregon and Indiana, Monaco Coach Corporation employs approximately 5,600 people and is one of the nation’s leading manufacturers of recreational vehicles. The Company offers entry-level priced towable RVs up to custom made luxury recreational vehicle models under the Monaco, Holiday Rambler, Safari, Beaver, McKenzie and Royale Coach brand names.  For additional information about Monaco Coach Corporation please visit www.monacocoach.com.

The statements above regarding plant efficiencies, utilization, potential savings and expenses for the second quarter and second half of 2005 and for the 2006 fiscal year are forward-looking statements based on current information and expectations and involve a number of risks and uncertainties. A number of factors could cause actual results to differ materially from these statements, including larger than projected transition costs, less than anticipated manufacturing gains, slower than expected sales of new and existing products, a general slowdown in the economy, new product introductions by competitors, or the loss of dealers or deterioration in the relationships with dealers. Please refer to the Company’s SEC reports, including but not limited to the most recent Form 10-Q, the annual report on Form 10-K for 2004, and the 2004 Annual Report to Shareholders for additional factors. These filings can be accessed over the Internet at http://www.sec.gov.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 20, 2005	MONACO COACH CORPORATION

	By:	/s/ P. Martin Daley
P. Martin Daley
Vice President and Chief Financial Officer